SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

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/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                SPAR GROUP, INC.

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

                                SPAR GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD AUGUST 3, 2000

TO THE STOCKHOLDERS OF SPAR GROUP, INC.

         The 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") of SPAR Group, Inc. (f/k/a PIA Merchandising Services, Inc.) (the "Company" or "SPAR"), will be held at 10:00 a.m., Eastern Standard Time, on August 3, 2000, at 580 White Plains Road, Tarrytown, NY 10591, for the following purposes:

1. To elect three Directors of the Company to serve during the ensuing year and until their successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the stockholders of record at the close of business on June 16, 2000 will be entitled to notice of and to vote at the 2000 Annual Meeting or any adjournment or postponement thereof.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 is being mailed with this Notice but is not to be considered part of the proxy soliciting material.

                                              By Order of the Board of Directors




                                              CHARLES CIMITILE
                                              SECRETARY

July 14, 2000
Tarrytown, New York

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YOU ARE URGED TO VOTE UPON THE MATTERS  PRESENTED AND TO SIGN, DATE AND PROMPTLY
RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING. REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS SHOULD BE ADDRESSED TO CHARLES CIMITILE, SECRETARY AND CHIEF FINANCIAL OFFICER, AT THE OFFICES OF THE COMPANY: SPAR GROUP, INC., 580 WHITE PLAINS ROAD, TARRYTOWN, NY 10591.
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

                                SPAR GROUP, INC.
                              580 WHITE PLAINS ROAD
                               TARRYTOWN, NY 10591

                           ---------------------------

                                 PROXY STATEMENT
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD AUGUST 3, 2000

                           ---------------------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of SPAR Group, Inc. (f/k/a PIA Merchandising Services, Inc.), a Delaware corporation (the "Company" or "SPAR"), for use at the 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") to be held on Thursday, August 3, 2000, at 10:00 a.m., Eastern Standard Time, at the principal office of the Company located at 580 White Plains Road, Tarrytown, New York, 10591, and any adjournment or postponement thereof. This Proxy Statement and the form of proxy to be utilized at the 2000 Annual Meeting were mailed or delivered to the stockholders of the Company on or about July 14, 2000.

                            MATTERS TO BE CONSIDERED

         The 2000 Annual Meeting has been called to (1) elect three Directors of the Company to serve during the ensuing year and until their successors are elected and qualified, (2) ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000, and (3) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                             RECORD DATE AND VOTING

         The Board has fixed the close of business on June 16, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to vote at the 2000 Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding 18,175,800 shares of the Company's common stock, $.01 par value (the "Common Stock").

                         QUORUM AND VOTING REQUIREMENTS

         The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the 2000 Annual Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Director nominees who receive the greatest number of votes at the 2000 Annual Meeting will be elected to the Board of the Company. Stockholders are not entitled to cumulate votes. Votes against a candidate and votes withheld have no legal effect. In matters other than the election of Directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         All proxies that are properly completed, signed and returned prior to the 2000 Annual Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the stockholder attending the 2000 Annual Meeting and voting his or her shares in person.

                        PROPOSAL 1--ELECTION OF DIRECTORS

         Three Directors are to be elected at the 2000 Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies covering shares of Common Stock will be voted in favor of the election of each of Mr. Robert G. Brown, Mr. William H. Bartels and Mr. Robert O. Aders. In the event that any nominee for election as Director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

         No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a Director or nominee. None of the nominees has any family relationship to any other nominee or to any other executive officer of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED ABOVE.

              INFORMATION CONCERNING NOMINEES TO BOARD OF DIRECTORS

         Information is set forth below concerning the incumbent Directors, of whom Messrs. Brown, Bartels and Aders are nominees for election as Directors. The Board of Directors has fixed at five the number of directors that will constitute the board for the ensuing year. However, only three directors will be elected at this time. The Board is actively seeking additional independent directors to fill the remaining vacancies. Each nominee has consented to being named in this Proxy Statement as a nominee for Director and has agreed to serve as a Director if elected.

CURRENT MEMBERS OF THE BOARD OF DIRECTORS

         The following table sets forth certain information in connection with each current or nominee for director of the Company. All such information has been furnished to the Company by such directors.

NAME                                 AGE      POSITION WITH SPAR GROUP, INC.
-----------------------------     ---------   ------------------------------
Robert G. Brown                      57       Chairman, Chief Executive Officer, President
                                              and Director

William H. Bartels                   56       Vice Chairman and Director

Robert O. Aders(2)                   73       Director

J. Christopher Lewis(1) (2)          44       Director

-----------------------
(1)   Member of the Compensation Committee
(2)   Member of the Audit Committee

         Robert G. Brown serves as the Chairman, the Chief Executive Officer, the President and a Director of the Company and has held such positions since July 8, 1999, the effective date of the merger of the SPAR Marketing Companies (as defined below) with PIA Merchandising Services, Inc. (the "Merger"). Mr. Brown served as the Chairman, President and Chief Executive Officer of the SPAR Marketing Companies (SPAR/Burgoyne Retail Services, Inc. ("SBRS") since 1994, SPAR, Inc. ("SINC") since 1979, SPAR Marketing, Inc. ("SMNEV") since November 1993, and SPAR Marketing Force, Inc. ("SMF") since SMF acquired its assets and business in 1996) (SBRS, SINC, SMNEV and SMF may be referred to collectively as the "SPAR Marketing Companies").

         William H. Bartels serves as the Vice Chairman and a Director of the Company and has held such positions since July 8, 1999 (the effective date of the Merger). Mr. Bartels served as the Vice-Chairman, Secretary, Treasurer and Senior Vice President of the SPAR Marketing Companies (SBRS since 1994, SINC since 1979, SMNEV since November 1993 and SMF since SMF acquired its assets and business in 1996), and has been responsible for the Company's sales and marketing efforts, as well as for overseeing joint ventures and acquisitions.

         Robert O. Aders serves as a Director of the Company and has done so since July 8, 1999 (the effective date of the Merger). Mr. Aders has served as Chairman of The Advisory Board, Inc., an international consulting organization since 1993, as President Emeritus of the Food Marketing Institute ("FMI") since 1993, and as counsel to Collier, Shannon, Rill & Scott, a Washington, D.C. law firm since 1993. Immediately prior to his election to the presidency of FMI in 1976, Mr. Aders was Acting Secretary of Labor in the Ford Administration. Mr. Aders was the Chief Executive Officer of FMI from 1976 to 1993. He also served in the Kroger Co., in various executive positions and was Chairman of the Board from 1970 to 1974. Mr. Aders also serves as a director of FMI, the Stedman Nutrition Foundation at Duke Medical Center, Coinstar, Inc., Source Information Management Co. and Telepanel Systems, Inc.

         J. Christopher Lewis serves as a Director of the Company, holding such position since July 8, 1999 (the effective date of the Merger), and had been a member of the PIA Merchandising Services, Inc. Board since April 1997. Since 1981, Mr. Lewis has been general partner of Riordan, Lewis & Haden. Mr. Lewis also serves as a director of Tetra Tech, Inc., Emergent Information Technologies, Inc., California Beach Restaurants, Inc., and several privately-held companies. Mr. Lewis is not standing for re-election to the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Robert G. Brown, a Director, the Chairman, Chief Executive Officer and President of the Company, and Mr. William H. Bartels, a Director and the Vice Chairman of the Company, are the sole stockholders and executive officers and directors of SPAR Marketing Services, Inc. ("SMS"), SPAR Management Services, Inc. ("SMSI"), SPAR Infotech, Inc. ("SIT"), and are either the sole or partial owners and executive officers and directors of each of SP/R, Inc., WR Services, Inc., SR Services, Inc., IDS SPAR Pty, Ltd. (Australia), SPAR Ltd., (U.K.), Garden Island, Inc., SPAR Marketing Pty, Ltd. (Australia), and Infinity Insurance Ltd. ("Infinity").

         SMS and SMSI (through SMS) provided field representatives (through its independent contractor field force) and field management services to the SPAR Marketing Companies at a total cost of $6.2 million in the fiscal year ended March 31, 1998, and at a total cost of $4.8 million to the SPAR Marketing Companies for the nine months ended December 31, 1998, and $8.5 million for the 12 months ended December 31, 1999. Under the terms of the Field Service Agreement, SMS will continue to provide the services of approximately 2,300 field representatives and through SMSI will provide 37 regional and district managers to the SPAR Marketing Companies as they may request from time to time, for which SPAR has agreed to pay SMS for all of its costs of providing those services plus 4%. However, SMS may not charge any SPAR Company for any past taxes or associated costs for which each of Robert G. Brown and William H. Bartels have agreed to indemnify SPAR.

         SMS is currently engaged in a dispute with the Internal Revenue Service over the independent contractor status of its field personnel. SMS has been audited by the Internal Revenue Service with respect to whether certain field representatives should be classified as independent contractors or employees for federal employment tax purposes for the tax years ended December 31, 1991 and 1992. The dispute has worked its way through the Internal Revenue Service appeals process and SMS intends to file a petition with the Federal District Court. If it is found that the field representatives should be classified as employees, SMS could be liable for employment taxes and related penalties and interest. The outcome of this dispute and the amount of the contingent liability are not determinable at this time. If a liability is assessed and SMS is unable to pay, the Internal Revenue Service may seek to collect all or a portion of the tax liability from the Company due to its common control and business relationship with SMS. The Company is not currently a party to this lawsuit. However, an unfavorable outcome could impact the costs of future operations. The Company believes an adequate provision for the contingent liability has been made in the financial statements as of December 31, 1999 and 1998. Similar claims have been filed against SMS by certain states. However, SMS is confident defending its position against these state claims because of prior success in several states, and SMS will continue to vigorously defend its position against any future state claims that may arise. For example, SMS prevailed on a similar claim by the State of California, which had instituted administrative proceedings against SMS. The administrative law judge agreed with SMS's classification of field representatives as independent contractors. The State of California has declined to file a further appeal and has refunded payments made by SMS under protest during the appeal process.

         SIT provided computer programming, intellectual property and internet consulting and other management services to SMF at a total cost of $0 to SMF in the fiscal year ended March 31, 1998, and at a total cost of $0 to SMF for the nine months ended December 31, 1998 and $608,000 for the year ended December 31, 1999. Under the terms of the programming agreement between SMF and SIT effective as of October 1, 1998 (the "Programming Agreement"), SIT continues to provide programming services to SMF as SMF may request from time to time, for which SMF has agreed to pay SIT competitive hourly wage rates and to reimburse SIT's out-of-pocket expenses.

         In July 1999, SMF, SMS and SIT entered into a Software Ownership Agreement with respect to Internet job scheduling software jointly developed by such parties. In addition, SPAR Trademarks, Inc. ("STM"), SMS and SIT entered into trademark licensing agreements whereby STM has granted non-exclusive royalty-free licenses to SIT and SMS for their continued use of the name "SPAR" and certain other trademarks and related rights transferred to STM in connection with the Merger.

         Through the services of Infinity Insurance, Ltd. the Company purchased insurance coverage for its casualty and property insurance risk, for approximately $959,000 for the year ended December 31, 1999, $375,000 for the nine months ended December 31, 1998 and $318,000 during the year ended March 31, 1998.

         In the event of any material dispute in the business relationships between SPAR, SMS, SMSI, SIT, or Infinity or in the course of pursuing SMS' independent contractor/employee dispute with the IRS, it is possible that Messrs. Brown and Bartels may have one or more conflicts of interest with respect to these relationships and dispute that could have a material adverse effect on SPAR Group, Inc.

                             THE BOARD OF DIRECTORS

COMMITTEES

         The standing committees of the Board are the Audit Committee (the "Audit Committee") and the Compensation Committee (the "Compensation Committee"). SPAR does not have a standing nominating committee or any committee performing the functions thereof.

         The Audit Committee, which during 1999 consisted of Messrs. Aders and Lewis, met two times after the Merger (from July 8, 1999 to December 31, 1999) and prior to the Merger consisted of Messrs. Patrick C. Haden and Joseph H. Coulombe who met once during the period from January 1, 1999 to July 8, 1999. The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans for and scope of the audit, the audit procedures to be utilized and results of the audit; approves the professional services provided by the independent public accountants; reviews the independence of the independent public accountants; and reviews the adequacy and effectiveness of the Company's internal accounting controls.

         The Compensation Committee, which during 1999 consisted of Messrs. Patrick W. Collins and J. Christopher Lewis, met one time after the Merger (from July 8, 1999 to December 31, 1999) and prior to the Merger consisted of Messrs. Patrick C. Haden and Patrick W. Collins who met twice during the period from January 1, 1999, to July 8, 1999. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's stock incentive plans. See "Report of the Compensation Committee of the Board of Directors."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         Neither member of the Compensation Committee was at any time during the year ended December 31, 1999, or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any other entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

MEETINGS

         After the Merger, during the year ended December 31, 1999, the Board held five meetings and took various actions by written consent. Prior to the Merger, during the year ended December 31, 1999, the Board held five meetings and took various actions by written consent. Each incumbent Director attended (in person or via conference call) at least 75% of the aggregate of (i) the total number of meetings held by the Board after the Merger during 1999 and (ii) the total number of meetings held by all committees of the Board during that period within which he was a Director or member of such committee of the Board. Each Director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified.

COMPENSATION OF DIRECTORS

         During the year ended December 31, 1999, SPAR paid to Mr. Aders and to Mr. Collins, a former director, an aggregate of $3,000 and $6,000, respectively, for services as members of the SPAR Board. Mr. Lewis received no compensation for his services as a director (other than the grant of options as described in the following paragraphs). Messrs. Aders, Collins and Lewis were also reimbursed for certain expenses in connection with their attendance at SPAR Board and committee meetings. During 1999, Mr. Aders was granted an option to purchase 10,000 shares of SPAR's common stock at an exercise price of $5.00 per share pursuant to the 1995 Plan (as hereinafter defined). The options vest ratably over a four-year period. Mr. Lewis was granted an option to purchase 1,500 shares of SPAR common stock at an exercise price of $5.00 per share pursuant to the 1995 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). These options have a one-year vesting period. Compensation for each outside director consists of $3,000 per meeting they attend, up to four meetings per year and an additional $500 per meeting for special meetings, including telephonic meetings. All travel related expenses for these meetings will also be reimbursed.

         SPAR's Compensation Committee administers the Nonemployee Directors Plan. Each member of the SPAR Board who is not otherwise an employee or officer of SPAR or any subsidiary of SPAR (each, an "Eligible Director") is eligible to participate in the Nonemployee Directors Plan. Directors who are consultants of, but not otherwise employees or officers of, SPAR are Eligible Directors.

         Under the Nonemployee Directors Plan, an option to purchase 1,500 shares of SPAR common stock is granted to each Eligible Director immediately following each annual meeting of stockholders. Each option vests and becomes exercisable in full at the next annual meeting of stockholders. The maximum term of options granted under the Nonemployee Directors Plan is ten years and one day, subject to earlier termination following an optionee's cessation of service with SPAR. The exercise price of stock options granted under the Nonemployee Directors Plan will be the fair market value of the SPAR common stock on the date of grant. The exercise price is immediately payable upon exercise of the option. Such payment may be made in cash, by check or in such other form of lawful consideration (including promissory notes or shares of Common Stock then held) as the Compensation Committee may approve from time to time.

         Options granted under the Nonemployee Directors Plan are non-transferable except to immediate family members, a trust for their benefit or a partnership in which such family members are the only partners. Such options generally expire three months after the termination of any optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his service to the Company, such option may be exercised up to six months after such disability or death; provided, however, that the Compensation Committee may in its discretion extend the period for up to five years, provided that such extension does not extend the period during which the option may be exercised beyond the original term of the option.

         Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive, the Nonemployee Directors Plan and each outstanding option granted thereunder shall terminate; provided, that each optionee to whom no substitute option has been tendered by the surviving corporation will have the right to exercise in whole or in part any unexpired option or options issued to him, without regard to the vesting provisions thereof.

         The Board of Directors may amend or modify the Nonemployee Directors Plan and outstanding options at any time, including but not limited to accelerating the time at which an option may be exercised, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options without their consent. The Nonemployee Directors Plan will terminate in December 2005, unless sooner terminated by the Board.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Company maintains director and officer liability insurance.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

       PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
                           AS INDEPENDENT ACCOUNTANTS

         The Audit Committee of the Board has selected Ernst & Young LLP as independent public accountants to audit the financial statements of the Company for 2000. Ernst & Young LLP served as the Company's independent public accountants for 1999. Ernst & Young LLP has served as the independent public accountants for the SPAR Marketing Companies (the acquiror of PIA Merchandising Services, Inc., for accounting purposes) for more than the past two fiscal years. A representative of that firm is expected to be present at the 2000 Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of Ernst & Young LLP, if it should decline to act or otherwise become incapable of acting, or if its employment is discontinued, the Audit Committee will appoint independent public accountants for 2000. Proxies solicited by the Board will be voted in favor of ratification unless stockholders specify otherwise.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
         ACCOUNTANTS FOR 2000. PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE SPECIFICALLY INDICATED.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 16, 2000 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) the Company's directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                NUMBER OF SHARES
TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED     PERCENTAGE
--------------      ------------------------------------        ------------------     ----------
Common              Robert G. Brown(1)                            7,577,145(2)            38.03%
Shares

Common              William H. Bartels(1)                         4,926,188(3)            24.72%
Shares

Common              J. Christopher Lewis                            162,477(4)              *
Shares              300 S. Grand Avenue, Suite 2900
                    Los Angeles, California  90071

Common              James H. Ross(1)                                 93,865(5)              *
Shares

Common              Robert O. Aders (1)                               2,500(6)              *
Shares

Common              Richard J. Riordan                            1,209,922(7)             6.07%
Shares              300 S. Grand Avenue, Suite 2900
                    Los Angeles, CA  90071

Common              Heartland Advisors, Inc.                      1,522,500(8)             7.64%
Shares              790 North Milwaukee Street
                    Milwaukee, Wisconsin  53202

Common              Executive Officers and Directors             12,762,175               64.05%
Shares

* Less than 1%
(1) The address of such owners is c/o SPAR Group, Inc. 580 White Plains Road, 6th Floor, Tarrytown, New York.
(2) Includes 1,800,000 shares held by a grantor trust for the benefit of certain family members of Robert G. Brown over which Robert G. Brown, James R. Brown, Sr. and William H. Bartels is a trustee.
(3) Includes 250,000 shares owned by Stella Bartels. Mr. Bartels disclaims beneficial ownership of all such shares.
(4) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 1) dated February 10, 2000, filed by J. Christopher Lewis, Patrick C. Haden, Riordan Lewis & Haden, and RVM/PIA with the Securities and Exchange Commission on February 3, 2000. Includes 95,577 shares owned by Riordan Lewis & Haden ("RLH"). Mr. Lewis, a director of SPAR, may be deemed to share voting and investment power with respect to all such shares as a general partner of RLH. One other partner of RLH has voting power or investment power with respect to such shares. Also includes 12,000 shares issuable upon the exercise of options held by Mr. Lewis which will vest within 60 days of the date hereof.
(5) Includes 52,665 shares issuable by in the money options as of December 31, 1999. Includes 10,000 shares issuable by options which will vest within 60 days of the date hereof.
(6) Includes 2,500 shares issuable upon the exercise of options which will vest within 60 days of the date hereof.
(7) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, dated February 10, 2000, filed by Richard J. Riordan with the Securities and Exchange Commission on February 3, 2000.
(8) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G (Amendment No. 6), dated January 27, 2000, filed by Heartland Advisors, Inc. with the Securities and Exchange Commission on February 3, 2000.

             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

         Set forth in the table below are the names, ages and current offices held by all executive officers of the Company. For biographical information regarding Robert G. Brown and William H. Bartels, see Current Members of the Board of Directors, above.


                NAME                    AGE                      POSITION WITH THE COMPANY
-------------------------------     --------      ----------------------------------------------------
Robert G. Brown                       57          Chairman, Chief Executive Officer, President and
                                                  Director
William H. Bartels                    56          Vice Chairman and Director
Charles Cimitile                      45          Chief Financial Officer and Secretary
James H. Ross                         66          Treasurer

         Charles Cimitile serves as the Chief Financial Officer and Secretary of the Company and has done so since November 24, 1999. Mr. Cimitile served as Chief Financial Officer for GT Bicycles from 1996 to 1999 and Cruise Phone, Inc. from 1995 through 1996. Prior to 1995, he served as the Vice President Finance, Treasurer and Secretary of American Recreation Company Holdings, Inc. and its predecessor company.

         James H. Ross serves as the Treasurer of the Company and has held such position since July 8, 1999 (the effective date of the Merger). Mr. Ross has been the Chief Financial Officer of the SPAR Marketing Companies since 1991, and was the General Manager of SBRS from 1994-1999.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation received for services rendered to the Company in all capacities for the three years ended December 31, 1999, December 31, 1998 and December 31, 1997 by (i) the Company's Chief Executive Officer, and (ii) each of the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1999 (collectively, the "Named Executive Officers").

                                               Summary Compensation Table (1)

                                                                                            LONG TERM
                                                      ANNUAL COMPENSATION              COMPENSATION AWARDS
                                               -------------------------------    --------------------------
                                                                                                   ALL OTHER
                                                                                    SECURITIES      COMPEN-
                                      FISCAL                             BONUS      UNDERLYING      SATION
NAME AND PRINCIPAL POSITIONS           YEAR                 SALARY ($)     ($)     OPTIONS (#)      (2) ($)
----------------------------           ----                 ----------     ---     -----------      -------
Robert G. Brown                       1999                     7,500        --       765,972             --
     Chief Executive Officer,         1998                   125,000        --            --            791
     Chairman of the Board,           1997                    46,756        --          --              553
     President, and Director

William H. Bartels                    1999                    16,307        --       471,992             --
     Vice Chairman and Director       1998                    75,000        --          --            1,439
                                      1997                    85,089        --          --            1,724


James H. Ross                         1999                    99,327       12,408     92,665          2,187
     Treasurer                        1998                    80,535        1,710       --            1,897
                                      1997                    79,290       28,665       --            3,001

         ------------------------
(1) For accounting purposes, the Merger is treated as an acquisition of PIA Merchandising Services, Inc. ("Old PIA"), by the SPAR Marketing Companies and related entities. Accordingly, these figures represent the compensation paid by the Company since July 8, 1999, the effective date of the Merger, and the SPAR Marketing Companies prior to that date, but not compensation paid by Old PIA. Prior to the Merger, Terry
         R. Peets served as the Chief Executive Officer, the President and a Director of Old PIA, which is the same legal entity as the Company but not the same accounting entity. Subsequent to the Merger, Mr. Peets served as Vice-Chairman of SPAR until his resignation in September, 1999. Mr. Peets received $133,354 in compensation from the Old PIA prior to the Merger (which for accounting purposes was not compensation paid by the Company) and $124,558 in compensation (including severance payments) from SPAR after the Merger.

(2)      Other compensation represents the Company's 401k contribution.


STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding each grant of stock options made during the year ended December 31, 1999, to each of the Named Executive Officers. No stock appreciation rights ("SAR's") were granted during such period to such persons.

                                                                                      POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF      PERCENT OF                               ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES    TOTAL OPTIONS                            PRICE APPRECIATION FOR OPTION (4)
                             UNDERLYING      GRANTED TO     EXERCISE                ----------------------------------
                               OPTIONS      EMPLOYEES IN    PRICE      EXPIRATION
                             GRANTED (#)     PERIOD (%)      ($/SH)       DATE           5% ($)          10% ($)
                             -----------     ----------      ------       ----      ----------------------------------
Robert G. Brown               382,986(1)        16.7          5.500   07/08/09          3,267,753        4,966,835
                              382,986(2)        16.7          5.500   07/08/09          3,267,753        4,966,835
William H. Bartels            235,996(1)        10.3          5.500   07/08/09          1,830,536        2,782,331
                              235,996(2)        10.3          5.500   07/08/09          1,830,536        2,782,331
Charles Cimitile               75,000(1)         3.3          3.500   11/24/09            407,224          618,961
James H. Ross                  40,000(1)         1.7          5.000   07/08/09            310,266          471,590
                               52,665(3)         2.3          0.010   07/08/09            408,504          620,907

-----------------------
(1) All such options vest over four-year periods at a rate of 25% per year, beginning on the first anniversary of the date of grant.

(2) Options will vest in full at such time as the Company's stock price for the Company's common stock as reported on the Nasdaq SmallCap market, equals a price of $10.00 per share.

(3)      These options are fully vested at December 31, 1999.

(4) The potential realizable value is calculated based upon the term of the option (ten years) at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR END OPTION VALUES

         The following table sets forth the number and value of the exercisable and unexercisable options held by each of the Named Executive Officers at December 31, 1999. None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 1999.

                                               NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT FISCAL
                                                         YEAR-END (#)                      YEAR-END ($)(1)
                                               -------------------------------     ------------------------------
NAME                                            EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-------------------------------------------     -----------      -------------      -----------     -------------
Robert G. Brown                                        0            765,972               0              0
William H. Bartels                                     0            471,992               0              0
Charles Cimitile                                       0             75,000               0              0
James H. Ross                                     52,665             40,000         177,481              0

----------------------------

(1) The only in-the-money options at December 31, 1999, were owned by James H. Ross. The market value of SPAR common stock was $3.38 as of December 31, 1999, which was greater than the exercise price of $.01 per share.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board is currently comprised of Mr. Lewis a non-employee director, who administers the Company's executive compensation programs and policies. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of the Company.

         The following is the Compensation Committee's report submitted to the Board addressing the compensation of the Company's executive officers for 1999.

COMPENSATION POLICY

         The Company's executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers; and (ii) based on the belief that the interests of the executives should be closely aligned with the Company's stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) annual incentive bonuses based on corporate performance and individual contribution, and (ii) stock options through the Amended and Restated 1995 Stock Option Plan (the "1995 Plan"). The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long-term performance and success of the Company. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

EXECUTIVE COMPENSATION COMPONENTS

         As discussed below, the Company's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

BASE SALARY

         In establishing base salary levels for executive officer positions, the Committee and Robert G. Brown, the Company's Chief Executive Officer, consider levels of compensation at comparable companies, levels of responsibility and internal issues of consistency and fairness. In determining the base salary of a particular executive, the Committee and Mr. Brown consider individual performance, including the accomplishment of short- and long-term objectives, and various subjective criteria including initiative, contribution to overall corporate performance and leadership ability. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above. No specific formula is applied to determine the weight of each criteria

ANNUAL INCENTIVE BONUSES

         The Company's executive officers are eligible for annual bonuses based upon recommendations made by Mr. Brown (as to the other executive officers), and the Compensation Committee (as to Mr. Brown) based upon their individual performance and the Company's achievements of certain operating results. Amounts of individual awards are based principally upon the results of the Company's financial performance during the prior year. The amount of awards for senior officers are within guidelines established by the Committee and Mr. Brown as a result of their review of total compensation for senior management of peer companies. The actual amount awarded, within these guidelines, will be determined principally by the Committee's and Mr. Brown's assessment of the individual's contribution to the Company's overall financial performance. Consideration is also given to such factors such as the individual's successful completion of a special project, any significant increase or decrease in the level of the participant's ability to discharge the responsibilities of his position. Bonuses related to performance in 1998 that were paid in 1999 to the Named Executive Officers totaled $12,408, comprising 12.5% of such officer's base salary. See "Summary Compensation Table."

STOCK OPTIONS

         Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. Stock options covering 1,352,964 shares were granted to the executive officers of the Company and stock options covering 807,780 shares were granted to 129 other employees of the Company during 1999 under the 1995 Plan. The number of options that each executive officer or employee was granted was based primarily on the executive's or employee's ability to influence the Company's long-term growth and profitability. The Compensation Committee believes that option grants afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance.

         The 1995 Plan provides for the granting of either incentive or nonqualified stock options to specified employees, consultants and directors of SPAR Group, Inc. for the purchase of up to 3,500,000 shares of SPAR's common stock. The options have a term of ten years, except in the case of incentive stock options granted to greater than 1% stockholders of the SPAR, for which the term is five years. The exercise price of nonqualified stock options must be equal to at least 85% of the fair market value of SPAR's common stock at the date of grant, the exercise price of incentive stock options must be equal to at least the fair market value of SPAR's common stock at the date of grant. The vesting provisions of options granted under the 1995 Plan are designed to encourage longevity of employment with the Company and generally extend over a four-year period. At December 31, 1999, options to purchase 500,256 shares were available for grant under this plan.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The relatively low compensation paid to Mr. Robert G. Brown, the Chief Executive Officer of the Company, during the fiscal year ended December 31, 1999, in comparison to compensation paid to chief executive officers of comparable companies, results from such officer's request that he not receive higher compensation. Mr. Brown and the Compensation Committee believe that, since Mr. Brown is the largest single shareholder of the Company, his interests and those of the other shareholders are aligned, and therefore Mr. Brown has sufficient incentive to want to maximize shareholder value. The Compensation Committee has granted Mr. Brown an aggregate of 765,972 options under the 1995 Plan in recognition of his contributions to the company.

INTERNAL REVENUE CODE SECTION 162(M)

         Under Section 162(m) of the Internal Revenue Code (the "Code"), the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                                     COMPENSATION COMMITTEE


                                                     J. Christopher Lewis

COMPANY PERFORMANCE

         The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Stocks (SIC 7380-7389 U.S. Companies) Miscellaneous Business Services Index, Russell 2000 and S&P Services (Advertising & Marketing) for the period during which the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The graph assumes that the value of an investment in Common Stock and in each such index was $100 on February 29, 1996 (the date the Company's Common Stock was registered under the Exchange Act), and that all dividends have been reinvested.

         The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the Company's Common Stock.


COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN*

*AMONG SPAR GROUP, INC., THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX, THE NASDAQ STOCKS (SIC 7380-7389 U.S. COMPANIES) MISCELLANEOUS BUSINESS SERVICES INDEX, RUSSELL 2000 AND THE S&P SERVICES (ADVERTISING & MARKETING)


                           [LINE GRAPH APPEARS BELOW]


*$100 INVESTED ON 3/1/96 IN STOCK OR ON 2/29/96
IN INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.


                                                               Cumulative Total Return
                                 -------------------------------------------------------------------------------
                                     3/1/96      12/31/96        12/31/97           1/1/99      7/8/99 12/31/99

SPAR GROUP, INC.                     100.00         67.74           32.26            16.13       27.42    21.77
PEER GROUP                           100.00        118.85           63.50           131.55      198.52   453.31
NASDAQ STOCK MARKET                  100.00        117.93          144.49           203.75      249.99   377.68
(U.S.)
RUSSELL 2000                         100.00        118.71          156.44           146.35      154.04   144.17
S & P SERVICES                       100.00        104.98          153.93           279.61      343.58   444.18
(ADVERTISING &
MARKETING)

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers and persons who own more than 10% of the Common Stock (collectively, "Insiders"), to file reports of ownership and changes in their ownership of the Common Stock with the Commission. Insiders are required by Commission regulations to furnish SPAR with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5s were required for those persons, SPAR believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1999, with the exception of Mr. Charles Cimitile, who has not filed a Form 3, but does not own any stock.

                                 OTHER BUSINESS

         The Company is not aware of any other business to be presented at the 2000 Annual Meeting. All shares represented by Company proxies will be voted in favor of the proposals of the Company described herein unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, Company proxy holders will vote thereon according to their best judgment.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any stockholder who wishes to present a proposal for action at the 2001 Annual Meeting and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify the Company no later than March 16, 2001 in such form as required under the rules and regulations promulgated by the Securities and Exchange Commission. Notices of stockholder proposals submitted outside the processes of Rule 14a-18 of the Securities Exchange Act of 1934 (relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after May 30, 2001.

                                 ANNUAL REPORTS

         A COPY OF THE COMPANY'S 1999 ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999, IS BEING MAILED TO EACH STOCKHOLDER OF RECORD TOGETHER WITH THIS PROXY STATEMENT.

         THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AS AMENDED BY ITS REPORT ON FORM 10-K/A (AMENDMENT NO. 1) AND FORM 10-K/A (AMENDMENT NO. 2). A COPY OF THIS REPORT IS INCLUDED IN THE COMPANY'S ANNUAL REPORT. THE ANNUAL REPORT, FORM 10-K AND FORM 10-K/A ARE NOT PART OF THE COMPANY'S SOLICITING MATERIAL.

                            PROXIES AND SOLICITATION

         The proxy accompanying this Proxy Statement is solicited on behalf of the Company's Board of Directors. Proxies for the 2000 Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of proxies. In addition to the use of mails, proxies may be solicited by Directors, officers and regular employees of the Company (who will not be specifically compensated for such services) personally or by telephone. The Company will reimburse banks, brokers custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

         All stockholders are urged to complete, sign and promptly return the enclosed proxy card.

                                            By Order of the Board of Directors

                                            CHARLES CIMITILE
                                            SECRETARY

Tarrytown, New York
July 14, 2000

                                   APPENDIX-1
                                  FORM OF PROXY
                                      PROXY

                                SPAR GROUP, INC.
                        THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS

         The undersigned appoints Robert G. Brown and William H. Bartels, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of SPAR Group, Inc. (the "Company") held of record by the undersigned as of June 16, 2000, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at 580 White Plains Road, Tarrytown, New York, 10591, beginning at 10:00 a.m., Eastern Standard Time, on Thursday, August 3, 2000, and at any adjournments thereof, upon the following matters:

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.       ELECTION OF DIRECTORS

|_|FOR all nominees listed below                    |_|WITHHOLD AUTHORITY LISTED
(EXCEPT AS NOTED BELOW)                             TO VOTE FOR ALL NOMINEES

(INSTRUCTIONS: To withhold authority to vote for any nominee, line through or otherwise strike out the nominee's name below.)

                                        Robert G. Brown
                                        William H. Bartels
                                        Robert O. Aders

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000

  |_|FOR                         |_|AGAINST                      |_|ABSTAIN

3. OTHER MATTERS

         In their discretion, Robert G. Brown and William H. Bartels are authorized to vote upon such other business as may properly come before the meeting.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                                   Dated _________________, 2000


                                                   ---------------------------
                                                   (Signature)


                                                   ---------------------------
                                                     (Signature)

                                                   Please sign exactly as your
                                                   name appears hereon.  Joint
                                                   owners  should  each  sign.
                                                   When  signing as  attorney,
                                                   executor,    administrator,
                                                   trustee,     guardian    or
                                                   corporate  officer,  please
                                                   give full title as such.

                                                   The signer  hereby  revokes
                                                   all   proxies    heretofore
                                                   given by the signor to vote
                                                   at  said   meeting  or  any
                                                   adjournments thereof.